          EXHIBIT 16.1

March 31, 2017
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Old PSG Wind-down Ltd. (formerly known as Performance Sports Group Ltd.) (the “Company”) and, under the date of August 26, 2015, we reported on the consolidated financial statements of the Company and its subsidiaries as of May 31, 2015 and 2014, and each of the years in the three-year period ended May 31, 2015.  On March 27, 2017, we resigned.  We have read the Company’s statements included under Item 4.01 of its Form 8-K dated March 31, 2017, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s following statements:
-	The work performed by Richards Kibbe & Orbe LLP, its independent counsel, and Alix Partners, its financial consultants, and their interim findings occurred prior to the sale of substantially all of the assets of the Company (the closing of which was announced on February 28, 2017);
-	The Audit Committee authorized its independent counsel to present an interim report to the SEC staff, which occurred on March 23, 2017; and
-	The Board anticipates having additional discussions with the SEC staff in light of the interim nature of the report, including the future course of action in relation to the Investigation.
Very truly yours,
/s/ KPMG LLP